Exhibit No. 99.1

Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Media Relations: Angelyn Lechman Chase Communications (619) 223-0961 alechman@chasepr.com

HYTHIAM ANNOUNCES FOLLOW-ON OFFERING OF 8,000,000 SHARES OF COMMON STOCK

LOS ANGELES, Calif.— November 03, 2005— Hythiam, Inc. (NASDAQ: HYTM) announced today the pricing of a follow-on offering of 8,000,000 shares of its common stock at a price to the public of $4.75 per share, providing net proceeds to Hythiam of approximately $35 million. In addition, Hythiam has granted to the underwriters a 30-day option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any.

UBS Investment Bank is acting as the sole book-running manager, with First Albany Capital Inc. serving as co-manager of the offering.

Copies of the final prospectus relating to the offering may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone (212) 821-3000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hythiam, Inc.
Hythiam® is a healthcare services management company, focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry and the risk that this offering will not close and the company will not receive the proceeds expected; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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